Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.

781-276-4000

Aware, Inc. Reports Fourth Quarter and 2015

Financial Results

BEDFORD, MASS. – February 9, 2016 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its fourth quarter and year ended December 31, 2015.

Revenue for the fourth quarter of 2015 was $6.9 million, an increase of 61% compared to $4.3 million in the same quarter last year. Operating income in the fourth quarter of 2015 was $2.6 million compared to $0.2 million in the fourth quarter of 2014.

Higher revenue and operating income in the fourth quarter of this year versus last year were primarily due to the following events that occurred during the quarter: i) two new biometrics software license sales for commercial applications; ii) a medical imaging software license sale; and iii) a $1.1 million hardware shipment that had been delayed from previous quarters. The medical imaging software license sale is discussed further below.

Net income in the fourth quarter of 2015 was $1.8 million, or $0.08 per diluted share, which compares to $0.2 million, or $0.01 per diluted share, in the same period a year ago.

For the year ended December 31, 2015, revenue decreased 17% to $19.6 million, compared to $23.7 million in 2014. Operating income for 2015 was $3.9 million compared to $7.1 million in 2014.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Fourth Quarter and 2015 Financial Results	Page 2

Revenue decreased by $4.1 million in 2015 primarily as a result of $5.8 million lower hardware and services revenue from two U.S. government military customers. Lower sales from these customers were partially offset by $1.7 million of higher net revenue from other sources. Two contributing factors behind higher net revenue from other sources were sales to commercial customers and the medical imaging software license sale mentioned earlier.

Operating income decreased by $3.2 million in 2015 primarily due to: i) $1.1 million less operating income as a result of the $4.1 million revenue decline; and ii) a $2.1 million decrease in patent related income. In 2014, we recorded a $2.1 million gain on the sale of patent assets pertaining to DSL diagnostic technology. In the fourth quarter of 2015, we sold patents pertaining to home networking technology and recorded a $43,000 gain.

Net income for the year ended December 31, 2015 was $4.6 million, or $0.20 per diluted share. These results compared to net income of $4.6 million, or $0.20 per diluted share in 2014.

Net income for 2015 includes a significant tax benefit recorded in the third quarter of 2015. In July 2015, the IRS notified us that it had completed its examination of our 2012 tax returns and that it had no changes to our reported tax. As a result of the completion of the IRS examination, we determined that a $1.9 million reserve for uncertain tax positions we had established on federal research and development credits in 2012 was no longer required. We reversed the reserve which benefited 2015 income tax expense by $1.9 million. Income tax expense for 2015 before the reversal of the reserve was $1.4 million. The result of these two tax items was a net tax benefit of $0.5 million for the year.

Cash and investments were $52.1 million at December 31, 2015, which represented a $4.8 million increase from September 30, 2015 and a $6.7 million increase from December 31, 2014. A significant portion of the cash increase was due to a medical imaging software revenue transaction that occurred in the fourth quarter of 2015.

In October 2015, we signed an agreement with a systems integrator to license our imaging software for inclusion in a U.S. government healthcare management system. The arrangement included a $4.5 million license fee plus a software maintenance fee. We delivered the licensed software and the customer paid us in the fourth quarter of 2015. However due to the unique nature of the transaction, we were unable to establish vendor specific objective evidence for the fair value of the maintenance element. Therefore, revenue will be recognized over the twelve-month maintenance contract period that runs from October 2015 to October 2016. We recorded $0.9 million of license revenue in 2015 and deferred $3.6 million of revenue at December 31, 2015, which will be recognized over the period January 2016 to October 2016.

Aware, Inc. Reports Fourth Quarter and 2015 Financial Results	Page 3

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said “This was an excellent quarter for us because of the medical imaging sale and the addition of two new biometrics customers who purchased software for commercial applications. Were it not for the $3.6 million revenue deferral on the medical imaging sale, Q4 revenue would have been more than $10.5 million. Our sales pipeline going into 2016 looks promising with a variety of opportunities. However, predicting when and if those opportunities might turn into revenue is difficult.

The trends we are seeing in the biometrics markets include a number of foreign government opportunities, emerging commercial opportunities, and uneven US government demand. All in all, we are optimistic about the opportunities in the market and our position, including our product portfolio and ability to deliver services.

Our project with Certisign in Brazil continued to move forward in the fourth quarter. Certisign has just began to roll out its service offering. We remain optimistic about this relationship and what it may mean for our business.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Aware, Inc. Reports Fourth Quarter and 2015 Financial Results	Page 4

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2014 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Fourth Quarter and 2015 Financial Results	Page 5

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Software licenses	$4,115	$1,778	$10,113	$8,537
Software maintenance	1,055	1,069	4,706	4,351
Services	577	1,242	3,304	5,173
Hardware	1,094	120	1,094	4,933
Royalties	105	100	404	726
Total revenue	6,946	4,309	19,621	23,720

Costs and expenses:
Cost of hardware	717	82	717	3,485
Cost of services	257	662	1,790	2,359
Research and development	1,437	1,445	5,800	5,505
Selling and marketing	1,060	928	3,945	3,741
General and administrative	893	949	3,497	3,668
Total costs and expenses	4,364	4,066	15,749	18,758

Patent related income	43	-	43	2,127

Operating income	2,625	243	3,915	7,089
Other income/(expense)	-	-	12	(59)
Interest income	43	43	151	225
Income before provision for income taxes	2,668	286	4,078	7,255
Provision for (benefit from) income taxes	842	47	(536)	2,672
Net income	$1,826	$239	$4,614	$4,583

Net income per share – basic	$0.08	$0.01	$0.20	$0.20
Net income per share – diluted	$0.08	$0.01	$0.20	$0.20

Weighted-average shares – basic	22,932	22,806	22,899	22,703
Weighted-average shares – diluted	23,012	22,892	22,965	22,787

Aware, Inc. Reports Fourth Quarter and 2015 Financial Results	Page 6

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2015	December 31, 2014

ASSETS
Cash and investments	$52,101	$45,413
Accounts receivable, net	4,743	3,619
Property and equipment, net	4,977	5,289
Deferred tax assets	999	972
All other assets, net	799	600

Total assets	$63,619	$55,893

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,422	$1,078
Deferred revenue	6,016	2,426
Total stockholders’ equity	56,181	52,389

Total liabilities and stockholders’ equity	$63,619	$55,893

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com